CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is made as of the 29th day of June 2007

BETWEEN:

ALTERNET SYSTEMS INC., a Nevada corporation,
having an office located at Suite 610-815 West Hastings
Street, Vancouver, British Columbia, V6C 1B4

(The “Company”)

AND:

David Applegath
1 Little Toba Road
Lund, BC
V0N 2G0
Tel: (604) 314-0055

(The “Consultant”)

A.        The Company is a Nevada corporation whose shares are posted for trading on the NASD’s OTCBB

B.        The Company develops and sells high speed Internet access systems, network services and video conferencing to schools and communities, world-wide.

C.	The Company has the need to acquire the skills of the Consultant for the purpose of performing the following duties:

Evaluating the market and developing a marketing plan for North America for SchoolWeb and HealthWeb.

and such other duties as assigned by the Board of Directors;

D.        The Company wishes to retain the services of the Consultant on the terms and conditions of this Agreement to perform the functions described in C. above.

THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	RETAINER OF CONSULTANT

1.1

The Company hereby retains the Consultant in such capacity as the parties may mutually agree, upon the terms and conditions of the Agreement. The Consultant shall carry out such duties as the Company's board of directors may from time to time reasonably determine, including but not limited to:

-Developing a marketing plan and cost strategy for North America for SchoolWeb and HealthWeb
-Reporting to the Company’s Board of Directors as determined by the Board and providing such other services as the Company and its Board of Directors may reasonably request and which may be within the Consultant’s capability to perform.

2.          TERM

2.1        The term of this Agreement shall be for a period of 10 months commencing as of the date of this Agreement (the “Start Date”), subject to earlier termination as provided for in this Agreement. This Agreement shall be renewed no later than one (1) month prior to the expiry of its term provided the terms can be agreed upon by the parties hereto in writing.

3.	CONSULTING FEES

3.1	In consideration of the Consultant's services under this Agreement, the Company shall pay to the Consultant a fee of 200,000 shares per month, payable at the beginning of the contract.

3.2	The Consultant may qualify for bonuses based on successful completion of corporate projects.

3.3

The Company shall reimburse the Consultant for all reasonable and / or pre-agreed expenses incurred by the Consultant in furtherance of the Company's business. The Consultant shall, to the greatest extent possible, submit statements and vouchers for all expenses claimed. The Consultant acknowledges that the Company will only reimburse those expenses that the Company considers reasonable or to which the Company has granted prior authorization.

4.	CONFIDENTIAL INFORMATION

4.1        The Consultant acknowledges that, in the course of providing services to the Company, it will have access to confidential information concerning the Company and its subsidiaries and, therefore, the Consultant agrees that it will not, either during the term of this Agreement or for a period of one (1) year thereafter, divulge or utilize to the detriment of the Company any of such confidential information so obtained. The provisions of this section shall survive the expiry or earlier termination of this Agreement. The Consultant shall ensure that its employees, directors and officers are made aware of this confidential treatment of information and shall not disclose confidential information of the Company to these persons until it has satisfied itself that no confidential information will be disclosed by these persons without the Company’s consent.

5.          DEVOTION OF TIME AND LIMITED NON-COMPETITION

5.1        During the term and any renewal of this Agreement, the Consultant shall devote sufficient time and attention to the Company's business as may be required to properly perform his duties hereunder.

5.2        During the term and any renewal of this Agreement and for a period of one year thereafter, the parties agree that the Consultant may provide services similar to those provided to the Company to other companies provided that these other companies do not directly compete with the Company in the provision of internet access software or services to rural communities, or educational facilities.

5.3        The provisions of this section shall survive the expiry or earlier termination of this Agreement.

6.          RELATIONSHIP OF PARTIES AND OWNERSHIP OF WORK PRODUCT

6.1        Nothing in this Agreement shall create between the parties a partnership, joint venture or other relationship than that of a Company hiring a consultant.

6.2        Nothing in this Agreement shall create in the Consultant any intellectual property rights or interests in and to the trademarks, trade names, software or other assets of the Company or its affiliated companies. The Company has full right to and ownership of any work product created by the Consultant unless otherwise agreed, in writing, between the Company and the Consultant.

6.3        In recognition of the Company’s concern that security regarding its source code, software and software configuration be maintained, where the Consultant is working with electronic materials concerning the Company’s source code, software and configuration, he or she will be required to perform the work at the Company’s offices on the Company’s computer or other technology equipment. The Consultant agrees not to maintain, outside of the Company’s offices, any copies of the Company’s software, source code or means of configuring caching servers.

7.	TERMINATION OF AGREEMENT

7.1

This Agreement may be terminated by either party at any time, with cause, by giving the other party written notice of such termination at least thirty (30) days prior to the termination date set forth in such written notice.

7.2	Upon termination of this Agreement for any reason, the Consultant shall promptly deliver the following in accordance with the directions of the Company:

(a)	A final accounting, reflecting the balance of expenses incurred on behalf of the Company as of the date of termination;

(b)

All documents (in electronic or written form) pertaining to the Company or this Agreement, including but not limited to all brochures, product promotional materials, books of account, correspondence, records and contracts provided that the Consultant shall be entitled thereafter to inspect, examine and copy all of the documents which it delivers in accordance with this provision at all reasonable times upon three days notice to the Company.

7.3        Subject to Section 5, the parties acknowledge that the legal doctrines sometimes referred to as "corporate opportunity" and "business opportunity", which are usually applied only to the directors and senior officers of a company, apply to the Consultant upon termination.

7.4        Upon termination of this Agreement, the Consultant shall be entitled to receive as full and sole compensation in discharge of obligations of the Company to the Consultant under this Agreement, all sums due and payable under this Agreement to the date of termination and the Consultant shall have no right to receive any further payments.

8.          MISCELLANEOUS

8.1        All notices and other communications required or permitted by this Agreement to be given or made by either party to the other shall be given or made in writing and be delivered by hand or registered mail (except during a postal disruption) to the parties at the addresses set forth in this Agreement, or at such other address as the parties designate by notice in writing to the other. Proof of delivery in such manner shall constitute proof of receipt.

8.2

This Agreement may not be assigned by either party without the prior written consent of the other. This agreement supersedes any replaces any previous agreement, written or oral, between the parties and corrects any deficiencies or errors in said previous agreements.

8.3	This Agreement shall be construed under and governed solely by the laws of British Columbia and the law of Canada applicable therein.

8.4	This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

8,5	The Consultant hereby acknowledges that it has been advised to seek independent legal and tax counsel and review of this Agreement prior to its execution.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written notwithstanding its actual date of execution.

ALTERNET SYSTEMS INC.
by its authorized signatory:

/s/ Griffin Jones
Griffin Jones, Vice President	Date: June 29, 2007

Date: June 29, 2007

/s/ David Applegath
__________________________________________
Authorized Signatory: David Applegath